UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor

Boston, MA 02109

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 857-246-8794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2016, Pieris Pharmaceuticals, Inc. (the “Company”) and Pieris Pharmaceuticals GmbH, a wholly-owned subsidiary of the Company (together with the Company, “Pieris”), entered into a license and transfer agreement (the “Agreement”) with Enumeral Biomedical Holdings, Inc. (“Enumeral”), pursuant to which Pieris acquired a non-exclusive (except in the exclusive field described below) worldwide license to use specified patent rights and know-how owned by Enumeral to research, develop and market fusion proteins consisting of PD-1 antibodies linked to one or more Anticalin proteins for use in the oncology area. Enumeral also agreed not to practice or assist third parties in practicing in the exclusive field, consisting of licensed antibodies fused to Anticalin proteins in the oncology area.

Under the Agreement, Pieris agreed to pay Enumeral an upfront license fee of $250,000 and on May 31, 2016, a $750,000 maintenance fee. Under the initial license, Pieris also agreed to pay to Enumeral development milestones of up to an aggregate of $37.8 million for all products and indications and sales milestones of up to an aggregate of $67.5 million for all products and indications. Pieris also agreed to pay Enumeral royalties within a range in the low to lower-middle single digits as a percentage of net sales depending on the amount of net sales in the applicable years. In the event that Pieris is required to pay a license fee or royalty to any third party related to the licensed products, the royalty payment due to Enumeral shall be reduced by the amount of such third party fees or payments, up to 50% of the royalty payment for each calendar year due to Enumeral.

Under the Agreement, Pieris has an option for twelve months after the date of the Agreement to license from Enumeral one of a specified set of antibodies owned by Enumeral for use in developing such fusion Anticalin proteins for use in the oncology area. If Pieris licenses an additional antibody pursuant to the option described above, Pieris must pay to Enumeral an additional undisclosed upfront payment, and any resulting fusion protein products will be subject to additional royalties and development and sales milestones in the same amounts applicable to the fusion proteins linking PD-1 and Anticalins under the initial license.

The term of the Agreement ends upon the expiration of the last to expire patent covered under the license. The Agreement may be terminated by Pieris on 30 days’ notice and by Enumeral upon 60 days’ notice of a material breach by Pieris (or 30 days with respect to a breach of payment obligations by Pieris), provided that Pieris has not cured such breach and dispute resolution procedures specified in the Agreement have been followed. The Agreement will also automatically terminate if Pieris elects to not make the maintenance fee payment described above.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which Pieris intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2016	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Darlene Deptula-Hicks
	Name:	Darlene Deptula-Hicks
	Title:	Chief Financial Officer